Prior Obligation Information	Loan Number 1203	Acct. Number 2188	Agreement Date 02/08/06	Credit Limit $100,000.00	Maturity Date 02/09/07 Payable on Demand
Amended Obligation Information	Loan Number 1203 Maturity Date Payable on Demand	Acct. Number 2188 Index (w/ Margin) Wall Street Journal Prime Plus 1.500%	Modification Date 08/30/06 Interest Rate 9.75%	Credit Limit $300,000.00 Initials JRR

DEBT MODIFICATION AGREEMENT

DATE AND PARTIES. The date of this Debt Modification Agreement (modification) is August 30,2006. The parties and their addresses are:

LENDER:

FIRST COMMERICIAL BANK OF TAMPA BAY

4600 West Kennedy Blvd

Tampa, Florida 33609

Telephone: 813-287-0500

BORROWER:

MEDICAL GROUP SERVICES INC.

A Florida Corporation

2810 West. St. Isabel St

Suite 201

Tampa, FL 33807

  Definitions. In this Modification, these terms have the following meanings:
    Pronouns. The pronouns "I", "me", and "my" refer to each borrower signing this Modification, individually and together with their heirs, executors, administrators, successors, and assigns. "You" and "your" refer to the lender with its participants or syndicators, successors and assigns or any person or unity that acquires an interest in the Modification of Prior Obligation.
    Amended Obligation. Amended Obligation is the resulting agreemting that is created when the Modification amends the Prior Obligation. It is described above in the AMENDED OBLIGATION section.
    Loan- Loan refers to this transaction generally. It includes the obligations and duts arising from the terms of all documents prepared or submitted in association with the Prior Obligation and this modification, such as applications, security agreements, disclosures, notes, agreements and this Modification.
    Modification. Modification refers to this Debt Modification Agreement.
    Prior Obligation. Prior Obligation refers, to my existing agreement described above in the PRIOR OBLIGATION INFORMATION section and any previous extensions, renewals, modifications or substitutions of it.
  BACKGROUND. You and I have previously entered into a Prior Obligation, As of the date if this Modification, the outstanding, unpaid balance of the Prior Obligation is $0.00. Conditions have changed since the execution of the Prior Obligation instruments. In response and for value received, you and I agree to modify the terms of the Prior Obligation, as provided for in this Modification.
  TERMS. The Prior Obligation is modified as follows:
    Promise to Pay. My promise to pay is modified to read:
      PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, the lessor of the aggregate unpaid amounts advanced from time to time under the terms of this Loan or $300,000.00 (Principal plus Interest from the date of disbursement on the unpaid outstanding Principal balance until this Loan is paid in full and lender has no further obligations to make advances to you under this loan.

My credit limit has been increased by $200,000.00
    Payments. The payment provision is modified to read:
        PAYMENT: I agree to pay the Loan on demand, but if no demand is made, I agree to pay all accrued interest on the balance outstanding from time to time in regular payments beginning September 9, 2006, then on the same day of each month thereafter. Any payment scheduled for a date falling beyond the last day of the month will be due on the last day. A final payment of the entire unpaid outstanding principle and interest will be due on demand.

    Payments will be rounded to the nearest $0.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th, or 31st day of a month that contains no such day will instead be made on the last day of such month.

    Fees and Charges. As additional consideration for your consent to enter into this Modification agreement, I agree to pay or have paid these additional fees and charges:
        Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Loan before the scheduled maturity date.

Florida Doc Stamp. A(n) Florida Doc Stamp fee of $700.00 payable from separate funds on or before today's date.

Document Preparation. A(n) Document Preparation fee of $250.00 payable from separate funds on or before today's date.
    Extension Fee. A(n) extension fee equal to $25.00.
    Late Charge. If a payment is more than 10 days late, I will be charged 5.000 percent of the Unpaid portion of Payment. I will pay this late charge promptly but only once for each late payment.
    Returned Check Charge. I agree to pay a fee not to exceed $27.50 for each check negotiable order of withdrawal or draft I issue in connection with this loan that is returned because it has been dishonored.
  CONTINUATION OF TERMS. Except as specifically amended by this modification, all of the terms of the Prior Obligation shall remain in full force and effect.
  WAIVER. I waive all claims, defenses, setoffs or counterclaims relating to the Prior Obligation, or any document securing the Prior Obligation, that I may have. Any party to the Prior Obligation that does not sign this Modification shall remain liable under the term of the Prior Obligation unless released in writing by you.
  REASON FOR MODIFICATION. To increase the Credit Limit.
  ADDITIONAL TERMS. The Bank shall be provided with annual financial statements of the Borrower(s) within 120 days of fiscal year-end and copies of tax return of the Borrower(s) within 30 days of filing and shall be in a format and content acceptable to the bank including all schedules and will be certified by the Borrower(s) to the Bank. The Borrower(s) shall provide rent rolls on all rental properties if any is owned in whole or in part, annually or sooner if requested by Bank. Failure to provide the required information on a timely basis could result in financial penalties and in the acceleration and demand of the loan.
  SIGNATURES. By signing under seal, I agree to the terms contained in this Modification. I also acknowledge receipt of a copy of this Modification

BORROWER:

Medical Group Services, Inc.

By: /s/ Anthony J. Maniscalco, CEO

LENDER:

First Commerical Bank of Tampa Bay

By: Julio R Rines, Assistant Vice President